Exhibit 3.1.29

CERTIFICATE OF FORMATION OF LIMITED PARTNERSHIP OF

WEST TELEMARKETING, LP

This Certificate of Limited Partnership of West Telemarketing, LP (the “Partnership”) is being executed and filed by the undersigned general partner (the “General Partner”) to form a limited partnership effective on November 15, 2004 at 12:02 a.m. under the Delaware Revised Uniform Limited Partnership Act(6 Del,C § 17-101 etseq.).

Article One

The name of the limited partnership formed hereby is West Telemarketing, LP.

Article Two

The address of the registered office of the Partnership in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The name of its registered agent at such address will be Corporation Service Company.

Article Three

The name and business address of the General Partner of the Partnership is:

Name	Business Address
West Transaction Services, LLC	11808 Miracle Hills Drive Omaha, Nebraska, 68154

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State of Delaware

Secretary of State

Division of Corporations

Delivered 08:22 PM 11/10/2004

FILED 08:22 PM 11/10/2004

SRV 040813889 - 3607640 FILE

IN WITNESS WHEREOF, this Certificate of Formation has been executed by an authorized Manager of the General Partner, West Transaction Services, LLC, as of November 9, 2004.

GENERAL PARTNER:

WEST TRANSACTION SERVICES, LLC

By:.	/s/ Paul M. Mendlik
Name:	Paul M. Mendlik
Title:	Manager